Exhibit 10.11

20090225-0204

T1 RECEIVED FEB 23 REC’D	AT&T MA Reference No.

MASTER AGREEMENT

Customer	AT&T
RESPONSYS INC 900 Cherry Avenue, 5th Floor San Bruno, CA 94066 USA	AT&T Corp. or enter the International Affiliate Name
Customer Contact (for notices)	AT&T Contact (for notices)
Name: Title: VP, Operations 900 Cherry Avenue, 5th Floor San Bruno , CA 94066 United States Telephone: (650) 745-1700 Fax: Email:	2700 WATT AVE SACRAMENTO, CA 95821 With a copy to: AT&T Corp. One AT&T Way Bedminster, NJ 07921-0752 ATTN: Master Agreement Support Team Email: mast@att.com

This Master Agreement (“Master Agreement”), between the customer named above (“Customer”) and the AT&T entity named above (“AT&T”), is effective when signed by both Customer and AT&T, and continues in effect as long as Services are provided under this Master Agreement.

This Master Agreement will apply to all services and equipment Customer buys from AT&T, now and in the future, that are provided under Pricing Schedules attached to or referencing this Master Agreement (“Services”). Other Services may be provided by signing additional Pricing Schedules at any time. AT&T standard service offerings are described in Tariffs, Guidebooks, Service Guides and other documents identified in this Master Agreement.

Customer (by its authorized representative)		AT&T (by its authorized representative)

By:	/s/ Chris Paul	By:	/s/ Merri Moore
Name:	Chris Paul	Name:	Merri Moore on behalf of S. Markiewicz
Title:	CFO	Title:
Date:	2/19/09	Date:	2-25-2009

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1.	INTRODUCTION

1.1 Overview of Documents. The terms and conditions governing the Services that AT&T provides to Customer are set forth in this Master Agreement, the following additional documents, and any other documents executed by the parties and referencing this Master Agreement (which documents together with this Master Agreement are called “this Agreement”):

(a)	Pricing Schedules. A Pricing Schedule (including related attachments) identifies the Services AT&T may provide to Customer, the price (including discounts, if applicable) for each Service, and the term during which such prices are in effect (“Pricing Schedule Term”).

(b)	Tariffs and Guidebooks. “Tariffs” are documents containing the standard descriptions, pricing, and other terms and conditions for a Service that AT&T files with regulatory commissions. “Guidebooks” are documents containing the standard descriptions, pricing, and other terms and conditions for a Service that were, but no longer are, filed with regulatory commissions. Tariffs and Guidebooks may be found at att.com/servicepublications or other locations AT&T may designate.

(c)	Acceptable Use Policy. AT&T’s Acceptable Use Policy (“AUP”) applies to Services provided over or accessing the Internet. The AUP may be found at att.com/aup, or other locations AT&T may designate.

(d)	Service Guides. The description, pricing, and other terms and conditions for the Service not covered by a Tariff or Guidebook may be contained in a Service Guide, which may be found at att.com/servicepublications or other locations AT&T may designate.

1.2 Priority of Documents. The order of priority of the documents that form this Agreement is: Pricing Schedules; this Master Agreement; the AUP; and Tariffs, Guidebooks and Service Guides; provided that, Tariffs will be first in priority in any jurisdiction where existing law or regulation does not permit contract terms to take precedence over inconsistent tariff terms.

1.3 Revisions to Documents. Subject to Section 8.2(c) (Materially Adverse Change), AT&T may revise Tariffs, Guidebooks, Service Guides or the AUP (collectively “Service Publications”) at any time.

1.4 Execution by Affiliates. An AT&T Affiliate or Customer Affiliate may sign a Pricing Schedule referencing this Agreement in its own name and such Affiliate contract will be a separate, but associated, contract incorporating the terms of this Master Agreement with respect to that Pricing Schedule. Customer and AT&T will arrange to have their respective Affiliates comply with this Agreement, regardless of whether an Affiliate has signed a Pricing Schedule.

1.5 Capitalized Terms. Capitalized terms not otherwise defined in this Agreement are defined in Section 11 (Definitions).

2.	AT&T DELIVERABLES

2.1 Services. AT&T agrees to either provide or arrange to have an AT&T Affiliate provide Services to Customer in accordance with this Agreement, subject to availability and operational limitations of systems, facilities and equipment. Where required, an AT&T Affiliate authorized by the appropriate regulatory authority will be the service provider.

2.2 AT&T Equipment. Services may include use of certain equipment owned by AT&T that is located at the Site (“AT&T Equipment”), but title to the AT&T Equipment will remain with AT&T. Customer must provide electric power for the AT&T Equipment and keep the AT&T Equipment physically secure and free from liens and encumbrances. Customer will bear the risk of loss or damage to AT&T Equipment (other than ordinary wear and tear) except to the extent caused by AT&T or its agents.

2.3 Software. Any software used with the Services will be governed by the written terms and conditions applicable to such software. Title to software remains with AT&T or its supplier. Customer must comply with all such terms and conditions and they take precedence over this Agreement as to such software.

3.	CUSTOMER’S COOPERATION

3.1 Access Right. Customer will in a timely manner allow AT&T to access property and equipment that Customer controls as reasonably required to provide the Services, and Customer will obtain, at Customer’s expense, timely access for AT&T to property that Customer does not control (other than public property) as reasonably required to provide the Services. Access rights include the right to construct, install, repair, maintain, replace and remove access lines and network facilities, as

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well as to use ancillary equipment space within a building, as necessary for Customer’s connection to AT&T’s network. Custom er must provide AT&T timely information and access to Customer’s facilities and equipment as AT&T reasonably requires to provide the Services, subject to Customer’s reasonable security policies. Customer will furnish any conduit, holes, wireways, wiring, plans, equipment, space, power/utilities, and other items reasonably required to perform installation of the Services, and obtain any necessary licenses, permits and consents (including easements and rights-of-way). Customer will have the Site ready for AT&T to perform its work according to a mutually agreed schedule.

3.2 Safe Working Environment. Customer will ensure that the location at which AT&T installs, maintains or provides Services is a suitable and safe working environment, free of Hazardous Materials. “Hazardous Materials” means any substance or material capable of posing an unreasonable risk to health, safety or property or whose use, transport, storage, handling, disposal, or release is regulated by any law related to pollution, protection of air, water, or soil, or health and safety. AT&T does not handle, remove or dispose of Hazardous Materials, and AT&T has no obligation to perform work at a location that is not a suitable and safe working environment. AT&T will not be liable for any Hazardous Materials.

3.3 Users. “User” means anyone who uses or accesses any Service provided to Customer. Customer will cause Users to comply with this Agreement, and Customer agrees that Customer is responsible for Users’ use of any Services, unless expressly provided to the contrary in applicable Service Publications.

3.4 Internet Services. If a Service is provided over or accesses the Internet, Customer, Customer’s Affiliates, and Users must comply with the AUP.

3.5 Resale of Services. Customer may not resell the Services to third parties without AT&T’s written consent. Where permitted under applicable law, Customer may resell the Services to Customer’s Affiliates without AT&T’s consent.

4.	PRICING AND BILLING

4.1 Pricing and Pricing Schedule Term; Terms Applicable After End of Pricing Schedule Term. Unless a Pricing Schedule states otherwise, the prices listed in a Pricing Schedule are stabilized until the end of the Pricing Schedule Term. No promotion, credit or waiver set forth in a Service Publication will apply unless the Pricing Schedule states otherwise. At the end of a Pricing Schedule Term, Customer will have the option to either: (a) cease using the Service (which will require Customer to take all steps required by AT&T to terminate the Service); or (b) continue using the Service under a month-to-month service arrangement. Unless a Pricing Schedule states otherwise, during any month-to-month service arrangement, the prices, terms and conditions in effect on the last day of the Pricing Schedule Term will continue until changed by AT&T on 30 days’ prior notice to Customer.

4.2 Additional Charges and Taxes. Prices set forth in a Pricing Schedule are exclusive of, and Customer will pay, all current and future taxes (excluding those on AT&T’s net income), surcharges, recovery fees, custom clearances, duties, levies, shipping charges, and other similar charges (and any associated interest and penalties resulting from Customer’s failure to timely pay such taxes or similar charges ) relating to the sale, transfer of ownership, installation, license, use or provision of the Services, except to the extent Customer provides satisfactory proof of a valid tax exemption prior to the delivery of Services. To the extent Customer is required by law to withhold or deduct any applicable taxes from payments due to AT&T, Customer will use reasonable commercial efforts to minimize any such taxes to the extent allowed by law or treaty, and Customer will furnish AT&T with such evidence as may be required by relevant taxing authorities to establish that such tax has been paid so that AT&T may claim any applicable credit.

4.3 Billing. Unless a Pricing Schedule specifies otherwise, Customer’s obligation to pay for all Services will begin upon installation and availability of the Services to Customer. AT&T will invoice Customer for the Services on a monthly basis, or otherwise as specified in the Pricing Schedule. Customer will pay AT&T without deduction (except for withholding taxes as provided in Section 4.2 – Additional Charges and Taxes), setoff (except as provided in Section 4.5 – Delayed Billing; Disputed Charges), or delay for any reason. At Customer’s request, but subject to AT&T’s consent (which may be withheld if there will be operational impediments or tax consequences), Customer’s Affiliates may be invoiced separately and AT&T will accept payment from such Affiliates. Customer will be responsible for payment if Customer’s Affiliates do not pay charges in accordance with this Agreement AT&T may require Customer or its Affiliates to tender a deposit if AT&T determines, in its reasonable judgment, that Customer or Customer’s Affiliates are not creditworthy.

4.4 Payments. Payment is due within 30 days after the date of the invoice (unless another date is specified in an applicable Tariff or Guidebook) and must refer to the invoice number. Charges must be paid in the currency specified in the invoice. Restrictive endorsements or other statements on checks are void. Customer will reimburse AT&T for all costs associated with collecting delinquent or dishonored payments, including reasonable attorney’s fees. AT&T may charge late payment fees (a) for Services contained in a Tariff or Guidebook, at the rate specified therein, or (b) for all other Services, at the lower of 1.5% per month (18% per annum) or the maximum rate allowed by law for overdue payments.

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4.5 Delayed Billing; Disputed Charges. Customer will not be required to pay charges for Services invoiced more than 6 months after close of the billing month in which the charges were incurred, except for automated or live operator assisted calls of any type. If Customer disputes a charge, Customer will provide notice to AT&T specifically identifying the charges and the reason it is disputed within 6 months after the date of the affected invoice or Customer waives the right to dispute the charge (except to the extent applicable law or regulation otherwise requires). Disputed charges may be withheld, but if not paid when due, Customer will incur late payment fees in accordance with Section 4.4 (Payments); however, to the extent AT&T determines the charges Customer disputed and withheld were invoiced in error, late payment fees for such charges will be reversed.

4.6 MARC. Minimum Annual Revenue Commitment (“MARC”) means an annual revenue commitment of MARC-Eligible Charges set forth in a Pricing Schedule that Customer agrees to satisfy during each 12 consecutive month period of the Pricing Schedule Term. At the end of each such 12 month period, if Customer has failed to satisfy the MARC for the preceding 12 month period, Customer will be invoiced a shortfall charge in an amount equal to the difference between the MARC and the total of the applicable MARC-Eligible Charges incurred during the 12 month period, and payment will be due in accordance with Section 4.4 (Payments).

4.7 Adjustments to MARC.

(a)	In the event of a business downturn beyond Customer’s control, or a corporate divestiture, merger, acquisition or significant restructuring or reorganization of Customer’s business, or network optimization using other Services, or reduction of AT&T’s prices, or force majeure events, any of which significantly impairs Customer’s ability to meet Customer’s MARC, AT&T will offer to adjust the affected MARC to reflect Customer’s reduced usage of Services (with a corresponding adjustment to the prices or discount available at the reduced MARC level). If the parties reach mutual agreement on a revised MARC, AT&T and Customer will amend the affected Pricing Schedule prospectively. This Section 4.7 will not apply to a change resulting from Customer’s decision to use service providers other than AT&T. Customer will provide AT&T written notice and evidence of the conditions Customer believes will require the application of this provision. This provision does not constitute a waiver of any charges, including monthly recurring charges and shortfall charges Customer incurs prior to amendment of the affected Pricing Schedule.

(b)	If Customer, through merger, consolidation, acquisition or otherwise, acquires a new business or operation, Customer and AT&T may mutually agree to include the new business or operation under this Agreement. Such agreement will specify the impact, if any, of such addition on Customer’s MARC or other volume or growth discounts, and Customer’s attainment thereof.

5.	CONFIDENTIAL INFORMATION

5.1 Confidential Information. Confidential Information means: (a) information the parties share with each other in connection with this Agreement or in anticipation of providing Services under this Agreement, but only to the extent identified as Confidential Information in writing; and (b) except as may be required by applicable law or regulation, the terms of this Agreement and any pricing or other proposals.

5.2 Obligations. Each party’s Confidential Information will, for a period of 3 years following its disclosure to the other party (except in the case of software, which is indefinite): (a) be held in confidence; (b) be used and transmitted between countries only for purposes of using the Services or performing this Agreement (including in the case of AT&T, the ability to utilize Customer’s Confidential Information in order to detect fraud, check quality, and to operate, maintain and repair the Services); and (c) not be disclosed, except to the receiving party’s employees, agents and contractors having a need-to-know (but only if such agents and contractors are not direct competitors of the other party and agree in writing to use and disclosure restrictions as restrictive as this Section 5), or to the extent authorized to be revealed by law, governmental authority or legal process (but only if such disclosure is limited to that which is so authorized and prompt notice is provided to the disclosing party to the extent practicable and not prohibited by law, governmental authority or legal process).

5.3 Exceptions. The restrictions in this Section will not apply to any information that: (a) is independently developed by the receiving party; (b) is lawfully received by the receiving party free of any obligation to keep it confidential; or (c) becomes generally available to the public other than by breach of this Agreement

5.4 Privacy Laws. Each party is responsible for complying with the privacy laws applicable to its business. If Customer does not want AT&T personnel to comprehend Customer data to which they may have access in performing Services, Customer should encrypt such data so that it will be unintelligible. Until directed otherwise by Customer in writing, if AT&T designates a dedicated account representative as Customer’s primary contact with AT&T, Customer authorizes that representative to discuss and disclose Customer’s customer proprietary network information (CPNI) to any employee or agent of Customer without a need for further authentication or authorization.

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6.	DISCLAIMERS AND LIMITATIONS OF LIABILITY

6.1 Disclaimer of Warranties. AT&T MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR ANY WARRANTY ARISING BY USAGE OF TRADE OR COURSE OF DEALING. FURTHER, AT&T MAKES NO REPRESENTATION OR WARRANTY THAT TELEPHONE CALLS OR OTHER TRANSMISSIONS WILL BE ROUTED OR COMPLETED WITHOUT ERROR OR INTERRUPTION (INCLUDING CALLS TO 911 OR ANY SIMILAR EMERGENCY RESPONSE NUMBER), OR GUARANTEE REGARDING NETWORK SECURITY, THE ENCRYPTION EMPLOYED BY ANY SERVICE, THE INTEGRITY OF ANY DATA THAT IS SENT, BACKED UP, STORED OR SUBJECT TO LOAD BALANCING, OR THAT AT&T SECURITY PROCEDURES WILL PREVENT THE LOSS OR ALTERATION OF, OR IMPROPER ACCESS TO, CUSTOMER’S DATA AND CONFIDENTIAL INFORMATION.

6.2 Limitation of Liability.

(a)	AT&T’S ENTIRE LIABILITY, AND CUSTOMER’S EXCLUSIVE REMEDY, FOR DAMAGES ARISING OUT OF MISTAKES, OMISSIONS, INTERRUPTIONS, DELAYS, ERRORS OR DEFECTS IN THE SERVICES, AND NOT CAUSED BY CUSTOMER’S NEGLIGENCE, SHALL IN NO EVENT EXCEED THE APPLICABLE CREDITS SPECIFIED IN A SERVICE PUBLICATION OR PRICING SCHEDULE, OR IF NO CREDITS ARE SPECIFIED, AN AMOUNT EQUIVALENT TO THE PROPORTIONATE CHARGE TO CUSTOMER FOR THE PERIOD OF SERVICE DURING WHICH SUCH MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR OR DEFECT IN THE SERVICES OCCURS AND CONTINUES. IN NO EVENT SHALL ANY OTHER LIABILITY ATTACH TO AT&T.

(b)	SECTION 6.2(a) WILL NOT APPLY TO:

(i)	BODILY INJURY, DEATH, OR DAMAGE TO REAL OR TANGIBLE PROPERTY DIRECTLY CAUSED BY AT&T NEGLIGENCE;

(ii)	BREACH OF SECTION 5 (Confidential Information), SECTION 10.1 (Publicity), OR SECTION 10.2 (Trademarks );

(iii)	SETTLEMENT, DEFENSE OR PAYMENT OBLIGATIONS UNDER SECTION 7 (Third Party Claims); OR

(iv)	DAMAGES ARISING FROM AT&T’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)	NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, RELIANCE, OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, ADVANTAGE, SAVINGS OR REVENUES, OR INCREASED COST OF OPERATIONS.

6.3 Disclaimer of Liability. AT&T WILL NOT BE LIABLE FOR ANY DAMAGES, EXCEPT TO THE EXTENT CAUSED BY AT&T’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, ARISING OUT OF OR RELATING TO: INTEROPERABILITY, ACCESS OR INTERCONNECTION OF THE SERVICES WITH APPLICATIONS, EQUIPMENT, SERVICES, CONTENT, OR NETWORKS PROVIDED BY CUSTOMER OR THIRD PARTIES; SERVICE DEFECTS, SERVICE LEVELS, DELAYS, OR INTERRUPTIONS (EXCEPT FOR LIABILITY FOR SUCH EXPLICITLY SET FORTH IN THIS AGREEMENT); ANY INTERRUPTION OR ERROR IN ROUTING OR COMPLETING CALLS OR OTHER TRANSMISSIONS (INCLUDING 911 CALLS OR ANY SIMILAR EMERGENCY RESPONSE NUMBER); LOST OR ALTERED MESSAGES OR TRANSMISSIONS; OR UNAUTHORIZED ACCESS TO OR THEFT, ALTERATION, LOSS, OR DESTRUCTION OF CUSTOMER’S, ITS AFFILIATE’S, USERS’, OR THIRD PARTIES’ APPLICATIONS, CONTENT, DATA, PROGRAMS, CONFIDENTIAL INFORMATION, NETWORK, OR SYSTEMS.

6.4 Application and Survival. The disclaimer of warranties and limitations of liability set forth in this Agreement will apply regardless of the form of action, whether in contract, equity, tort, strict liability or otherwise and whether damages were foreseeable, and will apply so as to limit the liability of each party and its Affiliates, and their respective employees, directors, subcontractors, and suppliers. The limitations of liability and disclaimers set out in this Section 6 will survive failure of any exclusive remedies provided in this Agreement

7.	THIRD PARTY CLAIMS

7.1 AT&T’s Obligations. AT&T agrees at its expense to defend or settle any third-party claim against Customer, its Affiliates, and its and their respective employees and directors, and to pay all compensatory Damages that a court may finally award against such parties to the extent the claim alleges that a Service provided to Customer under this Agreement infringes any patent, trademark, copyright, or trade secret, but not in circumstances where the claimed infringement arises out of or results from: (a) Customer’s, its Affiliate’s or a User’s content; (b) modifications to the Service by Customer, its Affiliates or

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third parties, or combinations of the Service with any services or products not provided by AT&T; (c) AT&T’s adherence to Customer’s or its Affiliate’s written requirements; or (d) use of the Service in violation of this Agreement.

7.2 Customer’s Obligations. Customer agrees at its expense to defend or settle any third-party claim against AT&T, AT&T’s Affiliates, and its and their respective employees, directors, subcontractors, and suppliers, and to pay all compensatory Damages that a court may finally award against such parties to the extent the claim: (a) arises out of Customer’s, its Affiliate’s, or a User’s access to, or use of, the Services and the claim is not the responsibility of AT&T under Section 7.1; (b) alleges that a Service infringes any patent, trademark, copyright or trade secret, and falls within the exceptions in Section 7.1; or (c) alleges a breach by Customer, its Affiliates, or Users of a software license agreement governing software provided in connection with the Services.

7.3 Infringing Services. Whenever AT&T is liable under Section 7.1, AT&T may at its option either procure the right for Customer to continue using, or may replace or modify, the alleged infringing Service so that the Service becomes non-infringing.

7.4 Notice and Cooperation. The party seeking defense or settlement of a third party claim under this Section 7 will notify the other party promptly upon learning of any claim for which defense or settlement may be sought, but failure to do so will have no effect except to the extent the other party is prejudiced thereby. The party seeking defense or settlement will allow the other party to control the defense and settlement of the claim and will reasonably cooperate with the defense; but the defending party will use counsel reasonably experienced in the subject matter at issue, and will not settle a claim without the consent of the party being defended, which consent will not be unreasonably withheld or delayed, except that no consent will be required where relief on the claim is limited to monetary damages that are paid by the defending party under this Section 7.

8.	SUSPENSION AND TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated immediately upon notice by either party if the other party becomes insolvent, ceases operations, is the subject of a bankruptcy petition, enters receivership or any state insolvency proceeding, or makes an assignment for the benefit of its creditors.

8.2 Termination or Suspension of Services. The following additional termination provisions apply:

(a)	Fraud or Abuse. AT&T may terminate or suspend an affected Service, and if the activity implicates the entire Agreement, terminate the entire Agreement, immediately by providing Customer with as much advance notice as is reasonably practicable under the circumstances if Customer: (i) commits a fraud upon AT&T; (ii) utilizes the Service to commit a fraud upon another party; (iii) unlawfully uses the Service; (iv) abuses or misuses AT&T’s network or Service; or (v) interferes with another customer’s use of AT&T’s network or services.

(b)	Material Breach. If either party fails to perform or observe any material term or condition of this Agreement, including non-payment of charges (subject to Section 4.5 – Delayed Billing; Disputed Charges), and such failure continues unremedied for 30 days after receipt of notice, the non-breaching party may terminate the affected Service, and if the breach implicates the entire Agreement, terminate the entire Agreement. If Customer is in breach, AT&T may elect to suspend (and later terminate) the affected Service, and if the breach implicates the entire Agreement, suspend (and later terminate) the entire Agreement.

(c)	Materially Adverse Change. If AT&T revises a Service Publication and the revision has a materially adverse impact on Customer, and AT&T does not effect revisions that remedy such materially adverse impact within 30 days after notice from Customer, then Customer may, as Customer’s sole remedy, elect to terminate the affected Service Components on 30 days’ notice to AT&T, given not later than 90 days after Customer first learns of the revision to the Service Publication. However, a revision to a Service Publication will not be considered materially adverse to Customer if it changes prices that are not fixed (stabilized) in a Pricing Schedule, if the price change was mandated by a governmental authority, or if the change affects a charge imposed under Section 4.2 (Additional Charges and Taxes).

(d)	Internet Services. If Customer fails to rectify a violation of the AUP within 5 days after receiving notice from AT&T, AT&T may suspend the applicable portion of the Service. AT&T has the right, however, to suspend or terminate the applicable portion of the Service immediately when: (i) AT&T’s suspension or termination is in response to multiple or repeated AUP violations or complaints; (ii) AT&T is acting in response to a court order or governmental notice that certain conduct must be stopped; or (iii) AT&T reasonably determines: (a) that it may be exposed to sanctions, liability, prosecution, or other adverse consequences under applicable law if AT&T were to allow the violation to continue; (b) that such violation may cause harm to or interfere with the integrity or normal operations or security of AT&T’s network or networks with which AT&T is interconnected or interfere with another customer’s use of AT&T Services or the Internet; or (c) that such violation otherwise presents imminent risk of harm to AT&T or AT&T’s customers or their respective employees.

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(e)	Infringing Services. If neither of the options described in Section 7.3 (Infringing Services) are reasonably available, AT&T may terminate the affected Service without liability other than as stated in Section 7.1 (AT&T’s Obligations).

(f)	Hazardous Materials. If AT&T encounters any Hazardous Materials at the Site where AT&T is to install, maintain or provide Services, AT&T may terminate the affected Service or Service Component, or suspend performance until Customer removes and remediates Hazardous Materials at Customer’s expense in accordance with applicable law.

8.3 Withdrawal of Services. Notwithstanding that a Pricing Schedule may commit AT&T to provide a Service to Customer for a Pricing Schedule Term, and unless applicable law or regulation mandates otherwise, AT&T may discontinue providing a Service upon 12 months’ notice, or a Service Component upon 120 days’ notice, but only where AT&T generally discontinues providing the Service or Service Component to similarly-situated customers.

8.4 Effect of Termination.

(a)	Termination by either party of a Service does not waive any other rights or remedies a party may have under this Agreement. Termination or suspension of a Service will not affect the rights and obligations of the parties regarding any other Service.

(b)	If a Service or Service Component is terminated, Customer will pay all amounts incurred prior to the effective date of termination. If Customer terminates a Service or Service Component prior to the date Customer’s obligation to pay for Services begins as provided in Section 4.3 (Billing), Customer will reimburse AT&T for time and materials incurred prior to the effective date of termination, plus any third party charges resulting from the termination.

8.5 Termination Charges.

(a)	If Customer terminates this Agreement or an affected Service or Service Component pursuant to Sections 8.1 (Termination of Agreement), 8.2(b) (Material Breach), or 8.2(c) (Materially Adverse Change); AT&T terminates a Service pursuant to Section 8.2(e) (Infringing Services), or AT&T withdraws a Service pursuant to Section 8.3 (Withdrawal of Services), Customer will not be liable for the termination charges set forth in Section 8.5(b).

(b)	If Customer terminates a Service or Service Component other than as set forth in Section 8.5(a), or AT&T terminates an affected Service or Service Component pursuant to Sections 8.1 (Termination of Agreement), or 8.2(a) (Fraud or Abuse), 8.2(b) (Material Breach), 8.2(d) (Internet Services), or 8.2(f) (Hazardous Materials), Customer will pay applicable termination charges as follows: (i) if termination occurs before the end of the Minimum Payment Period, Customer will pay 50% (unless a different percentage is specified in the Pricing Schedule) of the monthly recurring charges for the terminated Service or Service Component multiplied by the months remaining in the Minimum Payment Period, plus any waived or unpaid non-recurring charges identified in the Pricing Schedule (including, but not limited to, any and all charges for failure to satisfy a Minimum Retention Period (MRP)), plus any charges incurred by AT&T from a third party (e.g., not an AT&T Affiliate) due to the termination, all of which will, if applicable, be applied to Customer’s MARC-Eligible Charges; and (ii) if Customer terminates a Pricing Schedule that has a MARC, Customer will pay an amount equal to 50% of the unsatisfied MARC, after applying amounts received pursuant to (i), for the balance of the Pricing Schedule Term.

(c)	The charges set forth in Section 8.5(b)(i) will not apply if a terminated Service Component is replaced with an upgraded Service Component at the same Site, but only if (i) the Minimum Payment Period and associated charge for the replacement Service Component are equal to or greater than the Minimum Payment Period and associated charge for the terminated Service Component, and (ii) the upgrade is not restricted in the applicable Service Publication.

9.	IMPORT/EXPORT CONTROL

The parties acknowledge that equipment, services, software, and technical information (including technical assistance and training) provided under this Agreement may be subject to import and export laws, conventions or regulations, and any use or transfer of the equipment, products, software, and technical information must be in compliance with all such laws, conventions and regulations. The parties will not use, distribute, transfer, or transmit the equipment, services, software, or technical information (even if incorporated into other products) except in compliance with such laws, conventions and regulations. Customer, not AT&T, is responsible for complying with such laws, conventions and regulations for all information, equipment and software Customer transmits between countries using the Services.

10.	MISCELLANEOUS PROVISIONS

10.1 Publicity. Neither party may issue any public statements or announcements relating to the terms of this Agreement or the provision of Services without the prior written consent of the other party.

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10.2 Trademarks. Each party agrees not to display or use, in advertising or otherwise, any of the other party’s trade names, logos, trademarks, service marks, or other indicia of origin without the other party’s prior written consent, which consent may be revoked at any time by notice.

10.3 Force Majeure. Except for payment of amounts due, neither party will be liable for any delay, failure in performance, loss or damage due to fire, explosion, cable cuts, power blackout, earthquake, flood, strike, embargo, labor disputes, acts of civil or military authority, war, terrorism, acts of God, acts of a public enemy, acts or omissions of carriers or suppliers, acts of regulatory or governmental agencies, or other causes beyond such party’s reasonable control.

10.4 Amendments and Waivers. Any supplement to or modification or waiver of any provision of this Agreement must be in writing and signed by authorized representatives of both parties. A waiver by either party of any breach of this Agreement will not operate as a waiver of any other breach of this Agreement.

10.5 Assignment and Subcontracting.

(a)	This Agreement may not be assigned by either party without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed). Customer may, without AT&T’s consent, but upon notice to AT&T, assign in whole or relevant part, its rights and obligations under this Agreement to an Affiliate, but Customer will remain financially responsible for the performance of such obligations. AT&T may, without Customer’s consent, assign in whole or relevant part, its rights and obligations under this Agreement to an Affiliate, or subcontract to an Affiliate or a third party work to be performed under this Agreement, but AT&T will in each such case remain financially responsible for the performance of such obligations.

(b)	In countries where AT&T does not have an Affiliate to provide Service, AT&T may assign its rights and obligations related to a Service to a local service provider, but AT&T will remain responsible to Customer for such obligations. In certain countries, Customer may be required to contract directly with the local service provider.

(c)	Any assignment other than as permitted by this Section 10.5 is void.

10.6 Severability. If any portion of this Agreement is found to be invalid or unenforceable or if, notwithstanding Section 10.10 (Governing Law), applicable law mandates a different interpretation or result, the remaining provisions will remain in effect and the parties will negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the parties.

10.7 Injunctive Relief. Nothing in this Agreement is intended, or should be construed, to limit a party’s right to seek preliminary or permanent injunctive relief from a court of competent jurisdiction for a breach of any provision of this Agreement

10.8 Legal Action. Any legal action arising in connection with this Agreement must be filed within 2 years after the cause of action accrues or it will be deemed time-barred and waived. The parties waive any statute of limitations to the contrary.

10.9 Notices. All notices required under this Agreement will be delivered in writing to the recipient’s contact designated on the cover page of this Master Agreement, or to such other contact as designated in writing from time to time. Notices shall be by internationally recognized overnight courier, certified or registered mail, email, or facsimile and will be effective upon receipt or when delivery is refused, whichever occurs sooner.

10.10 Governing Law. This Agreement will be governed by the law of the State of New York, without regard to its conflict of law principles, unless a regulatory agency with jurisdiction over the applicable Service applies a different law. The United Nations Convention on Contracts for International Sale of Goods will not apply.

10.11 Compliance with Laws. Each party will comply with all applicable laws, regulations, and orders issued by courts or other governmental bodies of competent jurisdiction.

10.12 No Third Party Beneficiaries. This Agreement is for the benefit of Customer and AT&T, and does not provide any third party (including Users) the right to enforce or bring an action for any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.

10.13 Survival. The respective obligations of Customer and AT&T that by their nature would continue beyond the termination or expiration of this Agreement, including without limitation, the obligations set forth in Section 5 (Confidential Information), Section 6 (Disclaimers and Limitations of Liability), and Section 7 (Third Party Claims), will survive termination or expiration.

10.14 Agreement Language. The authentic language of this Agreement is English. If there is a conflict between this Agreement and any translation, the English version will take precedence.

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10.15 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Services provided under this Agreement. Except as provided in Section 2.3 (Software), this Agreement supersedes all other agreements, proposals, representations, statements or understandings, whether written or oral, concerning the Services or the rights and obligations relating to the Services, and the parties disclaim any reliance thereon. This Agreement will not be modified or supplemented by any written or oral statements, proposals, representations, advertisements, service descriptions or purchase order forms not expressly set forth in this Agreement.

11.	DEFINITIONS

The following terms have the meanings set forth below:

“Affiliate” of a party means any entity that controls, is controlled by, or is under common control with, such party.

“Damages” means collectively all injury, damage, liability, loss, penalty, interest and expense incurred.

“Effective Date” means, for any Pricing Schedule, the date on which the last party signs the Pricing Schedule unless a later date is required by regulation or law.

“MARC-Eligible Charges” means, unless the applicable Pricing Schedule indicates otherwise, the recurring and usage charges, after deducting applicable discounts and credits (other than outage or SLA credits), that AT&T charges Customer for the Services identified in the applicable Pricing Schedule as MARC-contributing. The following are not MARC-Eligible Charges: (a) charges for or in connection with Customer’s purchase of equipment; (b) taxes; and (c) charges imposed in connection with governmentally imposed costs or fees (such as USF, PICC, payphone service provider compensation, E911 and deaf relay charges).

“Minimum Payment Period” means, in respect to any Service, the minimum period for which Customer is required to pay recurring charges for the Service, as specified in the Pricing Schedules or Service Publication for that Service.

“Minimum Retention Period” means, in respect to any Service, the period of time for which Customer is required to maintain service to avoid the payment of certain credits, waived charges, or unpaid amortized charges, all as specified in the Pricing Schedule or Service Publication for that Service.

“Service Component” means an individual component of a Service provided under this Agreement.

“Site” means Customer’s physical location, including Customer’s collocation space on AT&T’s, its Affiliate’s, or subcontractor’s property, where AT&T installs or provides a Service.

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